Exhibit 10.4

Execution Version

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

LIMITED RECOURSE RECEIVABLES PURCHASE AGREEMENT

dated

September 16, 2016

among

SPACE SYSTEMS/LORAL, LLC,

MACDONALD, DETTWILER AND ASSOCIATES LTD.

and

ING BANK N.V.

SCHEDULE 1.1	DEFINED TERMS
SCHEDULE 1.2	COLLECTIONS SCHEDULE
EXHIBIT “A”	FORM OF LETTER OF OFFER
EXHIBIT “B”	FORM OF LETTER OF CUSTOMER NOTIFICATION AND CONSENT REQUEST FROM SSL
EXHIBIT “C”	FORM OF LETTER OF CUSTOMER NOTIFICATION OF CONSUMMATION OF SALE FROM SSL
EXHIBIT “D”	FORM OF ACKNOWLEDGEMENT AND CONSENT
EXHIBIT “E”	DOCUMENT DELIVERY PROTOCOL

LIMITED RECOURSE RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) dated as of September 16, 2016, among SPACE SYSTEMS/LORAL, LLC, a Delaware limited liability company (the “Seller”), and as servicer as described below (the “Servicer”), MACDONALD, DETTWILER AND ASSOCIATES LTD., a company continued under the laws of the Province of British Columbia, as guarantor as described below (the “Guarantor”), and ING BANK, N.V., a company formed under the laws of the Netherlands, as Purchaser (the “Purchaser”).

WHEREAS, in connection with the sale by the Seller of Satellites to various Obligors, the Seller is entitled to Orbital Receivables from such Obligors conditioned upon the Satellites meeting certain performance specifications;

WHEREAS, the Seller has requested the Purchaser to purchase, upon the parties’ entry into this Agreement and thereafter from time to time, certain Orbital Receivables, as defined and further described herein, owing from time to time by Obligors to the Seller. The Purchaser is prepared to make such purchases of Orbital Receivables that are Eligible Receivables, as defined and further described herein, on and subject to the terms and conditions hereof;

WHEREAS, the Purchaser shall only consider for purchase hereunder Eligible Receivables collectible from certain Obligors approved by the Purchaser and agreed by the Seller pursuant to a Letter of Offer (as herein defined);

NOW THEREFORE, in consideration of the foregoing and subject to the terms and conditions herein set forth, the parties agree as follows:

SECTION 1 – DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, capitalized words and phrases shall have the meanings set forth in Schedule 1.1 (Defined Terms) hereto and made a part hereof.

1.2 Terms Generally. Definitions shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All forms of “include” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall have the same meaning and effect as “shall”. Unless the context requires otherwise (a) reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended (subject to any restrictions on such amendment set forth herein); (b) reference to any Person shall be construed to include such Person’s successors and assigns; (c) “herein”, “hereof” and “hereunder”, and similar words, and references to “this Agreement” shall be construed to refer to this Agreement (including schedules and exhibits) in its entirety and not to any particular provision hereof; and (d) all references to sections and schedules and exhibits shall be construed to refer to sections of and schedules and exhibits to this Agreement.

SECTION 2 – AGREEMENT TO PURCHASE AND SELL

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and each applicable Letter of Offer, the Purchaser hereby agrees to purchase Orbital Receivables from the Seller that are Eligible Receivables on a limited recourse basis (as further detailed herein). The parties hereto agree that during the term of this Agreement the aggregate Purchase Price of Eligible Receivables purchased and agreed to be purchased in accordance with the terms of this Agreement shall not exceed, at any time, $400,000,000.

2.2 Letter of Offer. (a) The Seller may, at any time, issue a Letter of Offer to the Purchaser offering to sell absolutely to the Purchaser all of the Seller’s rights, title, benefits and ownership interest in and to those Orbital Receivables as more particularly described in the relevant Letter of Offer, subject to the terms and conditions hereof and of the relevant Letter of Offer. Notwithstanding any provision of this Agreement or any Letter of Offer, the Seller agrees that the Purchaser will not be obligated in any manner whatsoever to purchase any Orbital Receivables that are Eligible Receivables as contemplated hereunder until the Seller has issued and the Purchaser has affirmatively accepted a Letter of Offer, such acceptance to be signified by the Purchaser’s countersignature thereof. The Purchaser shall decide in its sole discretion whether or not in any instance it will accept a Letter of Offer and purchase some or all of the Eligible Receivables offered pursuant to such Letter of Offer, and the Purchaser may decline at any time whatsoever to accept any Letter of Offer or to purchase any or all of the Eligible Receivables offered thereby notwithstanding that the Seller has fulfilled all of the conditions hereunder.

(b) A Letter of Offer shall be issued by the Seller not fewer than five (5) Business Days before a proposed Purchase Date and shall notify the Purchaser of the Seller’s desire to sell Orbital Receivables to the Purchaser and shall specify (i) the proposed Purchase Date, (ii) the Collections Schedule applicable to each such Orbital Receivable, (iii) the Obligor contractually obligated to make payments on each such Orbital Receivable and the Satellite in respect of which such payments are made, (iv) the IOT Completion Certificate with respect to each Satellite in respect of which such Orbital Receivables are to be paid, (v) the historical payment performance (if it exists) under the relevant Satellite Contract, and (vi) the Face Value of each such Orbital Receivable. In addition, arrangements shall have been made whereby, pursuant to the Document Delivery Protocol, each Satellite Contract that sets forth the terms of each such Orbital Receivable shall be made available to the Purchaser for purposes of its due diligence review. If the Purchaser in its sole discretion decides to purchase some or all of the Orbital Receivables that are Eligible Receivables, it will, not fewer than three (3) Business Days before the proposed Purchase Date, provide the Seller with its calculations with respect to the Margin and the Purchase Price for each such Eligible Receivable proposed to be purchased and the applicable Fixed Rate. If the Seller is dissatisfied with the applicable Fixed Rate, it may elect not to complete the sale of the Orbital Receivables to which such Fixed Rate applies, provided that in any other instance the Seller shall be bound to complete the sale once the Purchaser has indicated its acceptance of an offer by countersigning the applicable Letter of Offer.

2.3 Payment of Purchase Price. Upon receipt by the Seller of a Letter of Offer countersigned and completed by the Purchaser indicating which of the offered Orbital Receivables are accepted by the Purchaser and including the applicable Fixed Rate, the Margin and the aggregate Purchase Price for the Orbital Receivables identified in such Letter of Offer, the Purchaser shall pay the Purchase Price for the Eligible Receivables to the Seller on the Purchase Date and upon such payment the Seller shall be deemed, without any further action, to have transferred to the Purchaser any and all rights and interest it has in the Eligible Receivables.

2.4 True Sale. The parties acknowledge and agree that the sale by the Seller to the Purchaser of each Purchased Orbital Receivable is an absolute sale, without prejudice to the Purchaser’s rights under Section 9, and is not intended to constitute, and shall not constitute, a grant of a security interest by the Seller to the Purchaser in respect of an obligation owing by the Seller to the Purchaser, whether under this Agreement or otherwise. For greater certainty and the avoidance of doubt, from and after each Purchase Date, the Purchaser will be entitled to receive, with respect to each Purchased Orbital Receivable, all payments on account of the Purchased Orbital Receivable and to settle, adjust and forgive any amounts payable on such Purchased Orbital Receivable and exercise all other indicia of ownership with respect to such Purchased Orbital Receivable. In the event that the sale of any Purchased Orbital Receivables by the Seller, and the purchase thereof hereunder by the Purchaser, is characterized by a court or other Governmental Authority as a grant of a security interest to secure an obligation owing by the Seller to the Purchaser rather than a sale and purchase, and in order to further and fully protect the rights of the Purchaser as respects third parties, the Seller hereby assigns, transfers, conveys and grants to the Purchaser, effective as of the date of the first purchase under this Agreement, a security interest in all of the Seller’s right, title and interest in, to and under all of the Purchased Orbital Receivables, whether now or hereafter owned, existing or arising. Such security interest shall secure any and all rights of, and payments owed to, the Purchaser under this Agreement, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent. The Purchaser shall have, in addition to all the other rights and remedies available to the Purchaser under this Agreement and applicable law, all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of New York, and this Agreement shall constitute a security agreement under applicable law. Each of the Purchaser and the Seller, respectively, will cause all of its applicable books and records (including computer and other electronic records) to clearly and accurately reflect that the Purchaser has purchased the Purchased Orbital Receivables.

2.5 Technical Failure; Makewhole. (a) In the event that any Obligor: (i) is relieved of its obligation under the relevant Satellite Contract to pay all or any portion of a Purchased Orbital Receivable as a result of a Technical Failure of the Satellite; or (ii) subject to the immediately following paragraph (b), is late in paying when due all or any portion of a Purchased Orbital Receivable; or (iii) claims any setoff, Dilution, dispute, counterclaim or withholding against the Seller relative to the payment of a Purchased Orbital Receivable, then, in each of the foregoing cases, the Seller shall pay to the Purchaser the amounts not paid by such Obligor, on the dates and in the amounts due in accordance with the relevant Collections Schedule, directly into the Pledged Account (subject to reimbursement in accordance with Section 5.2(a)).

(b) The only risk that the Purchaser shall bear with respect to any Purchased Orbital Receivable is the risk of Bankruptcy in respect of the relevant Obligor, which risk the Purchaser shall bear without recourse to the Seller. For purposes of clause (ii) of the preceding paragraph, in the event that an Obligor fails to make a payment required under a Purchased Orbital Receivable when due, such failure shall be deemed a late payment and not the result of any Bankruptcy in respect of such Obligor unless the Servicer provides evidence reasonably satisfactory to the Purchaser in accordance with this paragraph that such failure was attributable to Bankruptcy. The Servicer shall advise the Purchaser promptly upon becoming aware of the occurrence of Bankruptcy in respect of an Obligor. In the event that the Servicer so advises the Purchaser, or if the Servicer provides evidence in a Settlement Report that a delinquency or default on the part of an Obligor is or may be attributable to Bankruptcy in respect of such Obligor, then:

(i) the Purchaser and the Seller shall liaise in order to determine the appropriate action (if any) to be taken in order to protect the interests of the Purchaser as owner of the relevant Purchased Orbital Receivables and the interests of the Seller as party to the relevant Satellite Contract and (as applicable) owner of other Orbital Receivables;

(ii) in considering any default, delinquency or other financial circumstances contemplated by this paragraph, the parties shall determine whether Bankruptcy has occurred or is likely to occur in respect of an Obligor, as well as the extent to which any default or delinquency may be attributable to such Bankruptcy, to administrative or similar errors, or to technical or performance requirements under the relevant Satellite Contract;

(iii) if the parties determine that any default or delinquency was attributable to Bankruptcy in respect of the relevant Obligor then the Seller and the Purchaser shall proceed in accordance with Section 11.1(b) hereof.

(c) In the event that an Obligor elects to prepay all or a portion of a Purchased Orbital Receivable, the Seller shall make whole the Purchaser and compensate it in accordance with Section 7.1(x) hereof. In the event the Obligor pays all or any portion of any Purchased Orbital Receivable to the Purchaser for which the Seller has previously paid the Purchaser, the Purchaser shall promptly pay such amounts to the Seller.

SECTION 3 - CONDITIONS PRECEDENT TO SIGNING

3.1 Conditions Precedent (Signing). The Purchaser’s obligations under this Agreement are subject to and conditional upon the Purchaser having received or having been otherwise satisfied with respect to each of the following on or prior to the date hereof (provided, however, that the Purchaser may, in its sole discretion, waive any of the following requirements either in whole or in part and with or without conditions):

(a) the Seller’s representations and warranties as set forth in Section 6 are complete and accurate as of the date hereof, provided, that with respect to the receipt by the Seller of the fully executed Letter of Acknowledgement and Consent from each Obligor as set forth in Section 6.1(c) only, the receipt of each such Letter of Acknowledgement and Consent shall not be a condition to the execution of this Agreement by the parties;

(b) the Pledged Account has been created by the Servicer and the Pledged Account is subject to no liens except for the liens created by the Security Agreement in favor of the Purchaser and any Participants identified by the Purchaser;

(c) the Transaction Documents (except for any Letter of Offer with regard to offers of Orbital Receivables) have been duly executed and delivered by all parties thereto;

(d) the favorable opinion of one or more external legal counsel for the Seller or the Guarantor, or both, at the Purchaser’s option, to such effect as the Purchaser may reasonably require, subject to customary assumptions and qualifications, including, inter alia, (i) due authority and all required authorizations for the execution and performance of this Agreement and the other Transaction Documents to which it is a party; (ii) execution and performance of this Agreement and the Transaction Documents to which the Seller and the Guarantor are parties do not conflict with any law or regulation, organizational documents or specified agreements; (iii) that the Guarantor’s obligations under the Guarantee are legal, valid and enforceable; and (iv) that the Purchaser shall, upon execution and delivery of this Agreement and the other Transaction Documents, have a valid and enforceable security interest in the Pledged Account and that, upon completion of the procedure detailed in such opinion for perfection of such security interest, such security interest will be perfected under applicable law;

(e) [not used];

(f) the Seller shall be in compliance with the covenants set forth in Section 7 hereof;

(g) the Seller shall have delivered a certified resolution of the boards of directors of each of the Seller and the Guarantor approving the Seller’s and the Guarantor’s entry into and performance of its obligations under this Agreement and the other Transaction Documents to which each is a party, and the performance and consummation by each of the Seller and the Guarantor of the transactions contemplated hereby and thereby;

(h) an incumbency certificate evidencing that each signatory on behalf of the Seller and Guarantor for each Transaction Document is duly authorized and empowered to bind each of the Seller and the Guarantor to the terms of each Transaction Document to which either, respectively, is a party, in accordance with applicable law;

(i) there shall have been no Default or Event of Default;

(j) the favorable opinion of one or more external legal counsel for the Purchaser to such effect as the Purchaser may reasonably require, subject to customary assumptions and qualifications, that the purchase of Purchased Orbital Receivables in accordance with the terms of this Agreement shall constitute true sales and absolute transfers under applicable law as opposed to a loan or the grant of a security interest to secure a loan; and

(k) the establishment of the data room, the appointment of the administrator thereof and the completion of the arrangements related to the data room, all as provided for under the Document Delivery Protocol.

SECTION 4 - CONDITIONS TO THE PURCHASER’S PURCHASE OF ORBITAL RECEIVABLES

4.1 Conditions Precedent (Each Purchase of Orbital Receivables). The Purchaser’s obligation to purchase any Orbital Receivable, including the Initial Purchase as well as any subsequent purchase of Orbital Receivables from the Seller, without prejudice to the Purchaser’s rights under Section 2.2, is subject to and conditional upon:

(a)	receipt by the Purchaser of a Letter of Offer for the particular Orbital Receivables to be purchased, duly executed and delivered by the Purchaser and the Seller;

(b)	receipt by the Purchaser of a copy of each duly executed and delivered letter of notification (the “Obligor Notification”) by the Seller to each Obligor under each Satellite Contract giving rise to the particular Orbital Receivables to be purchased, advising of the Seller’s intention to sell Orbital Receivables to the Purchaser, in the form attached hereto as Exhibit “B” and a copy of each duly executed and delivered Letter of Acknowledgement and Consent from each such Obligor in the form attached hereto as Exhibit “D” or, in each case, in such form as may be acceptable to the Purchaser;

(c)	receipt by the Purchaser of viewing access to a true and correct copy of each Satellite Contract (excluding any exhibits of technical specifications except as may be needed to calculate or determine the Orbital Receivables) giving rise to the particular Orbital Receivables to be purchased, as well as evidence satisfactory to the Purchaser that each Obligor under each such Satellite Contract has consented to the delivery of hard copies of each such Satellite Contract in accordance with the Document Delivery Protocol;

(d)	the representations of the Seller in Section 6 hereof being true and correct with the same effect as if made on such date;

(e)	the aggregate Purchase Price of Orbital Receivables to be purchased by the Purchaser together with any Purchased Orbital Receivables that are not yet fully paid by their Obligors not being in excess of $400,000,000;

(f)	each Orbital Receivable to be purchased being an Eligible Receivable; and

(g)	payment of any amounts, including fees and expenses, then due from the Seller to the Purchaser, including the Program Structuring Fee, the Transaction Fee and the Transaction Expenses, provided that such amounts may be paid out of the proceeds of the Initial Purchase.

4.2 Further Conditions Precedent. Without prejudice to the Purchaser’s rights under Section 2.2, the Purchaser shall not purchase, without regard to whether the Purchaser has accepted or executed any Letter of Offer, any Orbital Receivable, including any Eligible Receivable, from the Seller:

(a) if this Agreement is terminated pursuant to Section 13;

(b) if the representations and warranties of the Seller in Section 6 hereof are not true and correct or the Seller is in breach of any provision of this Agreement, any Letter of Offer or other Transaction Document or any other agreement, instrument or document issued in respect hereof or thereof;

(c) if a Default or an Event of Default has occurred or is continuing;

(d) if a Material Adverse Change has occurred;

(e) after the Purchase Date which is identified in the applicable Letter of Offer;

(f) if any event or circumstance arises which, in the reasonable opinion of the Purchaser, is likely to materially or adversely affect the ability of the Seller, the Guarantor or an Obligor, as the case may be, to perform their respective obligations under this Agreement or under the Guarantee or any applicable Satellite Contract including, without limitation, the Bankruptcy of any Person;

(g) if there is a commercial or technical dispute between the Seller and an Obligor under or in respect of the applicable Satellite Contract;

(h) if the Purchaser has not received from the Seller all fees and expenses payable by the Seller and due to the Purchaser; or

(i) if, in respect of the relevant Satellite Contract, there is credible evidence that either the Seller or an Obligor has been a party to an action which is prohibited by Anti-Corruption Laws.

SECTION 5 - SERVICING PROCEDURES

5.1 Instruction to Obligors. The Servicer shall, prior to each purchase of Orbital Receivables, deliver to each Obligor with respect to an Orbital Receivable offered for purchase an Obligor Notification in the form attached hereto as Exhibit “B” and shall have secured, as proof of such Obligor’s consent to such purchase, and agreement to make payments in respect of such Orbital Receivables into the Pledged Account, a Letter of Acknowledgement and Consent in the form attached hereto as Exhibit “D”.

5.2 Servicing of Purchased Orbital Receivables.

(a) The Servicer agrees, unconditionally and irrevocably, that (i) on each Business Day during the term of this Agreement, it shall transfer all amounts collected in the Collection Accounts in respect of all Purchased Orbital Receivables (as reflected in the Collections Schedules related thereto) into the Pledged Account; and (ii) on the fifth Business Day of each month during the term of this Agreement it shall pay over all amounts that have accumulated in the Pledged Account to the Purchaser into the Agency Account, except for interest paid by the account bank with respect to the Pledged Account that has accumulated, if any (which interest shall be for the account of the Seller and may be paid to the Seller at any time). The Servicer shall notify the Purchaser on the third Business Day of each month whether all amounts due as of that day from Obligors in respect of Purchased Orbital Receivables and as reflected in the Collections Schedules have been received in the Pledged Account. In the event that all such amounts have not been received in the Pledged Account by such date, the Seller shall pay into the Pledged Account an amount equal to the deficit on the fourth Business Day of the month. The Purchaser shall reimburse the Seller for any amount paid by the Seller in accordance with the preceding sentence upon the Seller providing evidence (and to the extent) that the deficit was not due to circumstances contemplated by paragraphs (a) or (c) of Section 2.5. If the Seller fails to pay when due any of the amounts set forth in this subsection, the Seller shall pay default interest as prescribed by Section 10.1 hereof with respect to the overdue amounts, subject to and without prejudice to the Purchaser’s rights under Section 8.1(a) hereof. Notwithstanding the preceding sentence, if a late payment by an Obligor results in a right of the Seller to reimbursement under this Section 5.2(a), the Seller may withhold the amount of such reimbursement from the amount it would otherwise be obligated to pay into the Pledged Account in accordance with the terms hereof, provided that such late payment shall be reflected and identified as giving rise to such right to reimbursement in the next Settlement Report. If the Seller proves, subsequent to having paid amounts held in the Pledged Account into the Agency Account and subject to the reasonable satisfaction of the Purchaser with respect to such proof, that such amounts paid into the Agency Account mistakenly included amounts to which the Seller is entitled in accordance with its right to reimbursement under this Section 5.2(a), then the Purchaser shall promptly reimburse to the Seller such amount to which Seller is entitled.

(b) Notwithstanding any contrary provision of subsection (a) of this Section, in the event of a Default or in the event of the occurrence of a Direct Payment Event, the Seller and the Purchaser both acknowledge and agree that the Purchaser shall have the right to send a notice (a “Direct Payment Notice”) to each Obligor with respect to a Purchased Orbital Receivable directing such Obligor to pay the amounts due in respect of each Purchased Orbital Receivable directly to the Purchaser into the Agency Account, and the Seller shall make no objection to and shall not dispute in any manner the Obligor’s compliance with such notice and direction.

(c) In the event that an Obligor elects to prepay all or a portion of the amounts due in respect of a Purchased Orbital Receivable, the Seller shall pay such amounts into the Pledged Account in accordance with Section 7.1(x) of this Agreement.

(d) In no event shall the Seller make or permit any payment from the Pledged Account other than to the Purchaser unless the Purchaser has first consented in writing to such payment.

5.3	Settlement Report. The Servicer shall, on the third Business Day of each month, or as otherwise agreed or required, provide the Purchaser with a Settlement Report.

5.4	Bank Account Statements; Electronic Information Access.

(a) The Servicer shall deliver to the Purchaser current bank account statements of the Pledged Account on a monthly basis.

(b) During the term of this Agreement, and as long as this Agreement applies to any Purchased Orbital Receivable, the Servicer shall provide the Purchaser with the same electronic access to information regarding the Pledged Account as is available to the Servicer.

5.5	Taxes.

(a) The Seller agrees to pay, and to indemnify, protect, save and hold harmless, each Beneficial Owner from and against any and all Indemnified Taxes and related interest, penalties, and other amounts levied against it, which may be imposed or asserted by reason of the Purchased Orbital Receivables.

(b) All payments to be made by the Seller to a Beneficial Owner hereunder shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable law. If the Seller is required by law to deduct or withhold Indemnified Taxes from any payment hereunder, the amount payable to the Beneficial Owner shall be increased by the amount of such deducted or withheld Taxes so that, after making the required deduction or withholding, the Beneficial Owner receives and retains (free from any liability in respect of any Indemnified Taxes that should have been so deducted or withheld) an amount equal to the amount it would have received and retained had there been no such deduction or withholding.

(c) Upon each purchase of Purchased Orbital Receivables, the Purchaser shall:

(i) Deliver to the Seller, on or prior to the date of the purchase, two (2) properly completed and duly executed copies of US Internal Revenue Service Form W-8BEN or W-8ECI, as applicable; establishing a full exemption from U.S. federal withholding tax on payments of interest.

(ii) To the extent the Purchaser is not the Beneficial Owner of all or a portion of such Purchased Orbital Receivables (for example, if the Purchaser has assigned or sold a participation interest in a Purchased Orbital Receivable), deliver to the Seller, on or prior to the date of the purchase, two (2) properly completed and duly executed copies of US Internal Revenue Service Form W-8IMY, accompanied by any of US Internal Revenue Service Forms W-8ECI, W-8BEN or W-9, or a certificate allowing for an exemption from U.S. federal withholding tax on interest pursuant to Section 871(h) or Section 881(c) of the Code.

(iii) With respect to any Purchased Orbital Receivable where the Obligor is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, the Purchaser shall deliver to the Seller, on or prior to the date of the purchase, to the extent it is legally able to do so, the forms and/or certificates timely requested by the Seller that may be required under the laws or regulations of the jurisdiction of the Obligor (and any subdivision thereof) as a basis for claiming an exemption from withholding tax under such jurisdiction, except where providing such forms and/or certificates would, in the reasonable judgment of a Beneficial Owner, subject such Beneficial Owner to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Beneficial Owner.

(d) Upon an assignment of, or sale of a participation in, any interest in a Purchased Orbital Receivable, the Purchaser (as applicable) shall provide on or prior to the assignment or sale the applicable withholding tax forms described in Section 5.5(c)(ii) in respect of the assignee or Participant.

(e) The Purchaser shall from time to time, whenever a lapse in time or change in such Person’s circumstances (other than a Change in Law) renders any form, certificate or other document provided in Section 5.5(c) or Section 5.5(d), as applicable, obsolete or inaccurate (i) promptly deliver to the Seller two (2) properly completed, duly executed and updated documents or (ii) promptly notify the Seller of its inability to deliver any such documents.

(f) If any Beneficial Owner receives a refund of any Taxes or additional amounts with respect to which the Seller has paid an indemnity or additional amount pursuant to Section 5.5(a) or Section 5.5(b), then such Person shall promptly pay over the amount of such refund to the Seller, net of all out-of-pocket expenses of such Person related to obtaining such refund, provided that in no event will the Beneficial Owner be required to pay any amount pursuant to this paragraph (f) the payment of which would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Beneficial Owner to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person. As a condition to payment by the Seller of any amount pursuant to Section 5.5(a) or Section 5.5(b) to or for the benefit of a Beneficial Owner other than the Purchaser, the Seller may require such Beneficial Owner to agree in writing to the provisions of this Section 5.5(f).

SECTION 6 - REPRESENTATIONS AND WARRANTIES BY THE SELLER

6.1 Representations and Warranties. The Seller represents and warrants to the Purchaser at the time of entering into this Agreement and, on and as of each Purchase Date, shall be deemed to represent and warrant to the Purchaser (and acknowledges and agrees that the Purchaser may rely on such representations and warranties notwithstanding receipt by it of any information or documentation including, without limitation, the Satellite Contracts) that:

(a) It (i) is a limited liability company duly established, validly existing and in good standing under the laws of its jurisdiction of formation, and (ii) has all the power and authority to conduct its business as and where presently conducted, and to own its assets and has full power and authority to execute and deliver all Transaction Documents to which it is a party, and to fulfill its obligations under and consummate the transactions contemplated by the Transaction Documents to which it is a party, and the performance thereof does not conflict with any other obligations of the Seller.

(b) It has all Authorizations necessary and appropriate for the conduct of its business and the performance of its obligations under this Agreement.

(c) It has delivered all Obligor Notifications required hereunder and received all executed Letters of Acknowledgement and Consent from each Obligor of an Orbital Receivable to be purchased by the Purchaser and from any other third parties whose consents may be necessary for the consummation of the transactions contemplated hereby and by the Transaction Documents.

(d) It is in compliance in all material respects with all applicable laws, rules and regulations.

(e) This Agreement and each other Transaction Document to which it is a party are valid, binding and enforceable obligations of it.

(f) The information provided by it to the Purchaser, including all information regarding Orbital Receivables, Obligors and the Pledged Account, is complete and accurate in all material respects.

(g) No withholding tax is due on any Purchased Orbital Receivable or in respect of any payment due under any of the Transaction Documents to which it is a party.

(h) It is not involved in any litigation that would reasonably be expected to have a material adverse effect on the Purchaser’s receipt of payments in respect of each Purchased Orbital Receivable.

(i) It has good title to each Purchased Orbital Receivable, and, upon transfer to the Purchaser upon purchase pursuant to the terms of this Agreement, such title will be free and clear of all liens and encumbrances (other than Permitted Liens).

(j) No Obligor under a Purchased Orbital Receivable is (at the time of purchase thereof) subject to Sanctions by Canada, the European Union or the Office of Foreign Assets Control of the United States.

(k) Each of its obligations under the Transaction Documents to which it is a party ranks at least pari passu with its other unsecured obligations.

(l) No Material Adverse Change to its business as conducted at the time of execution and delivery of this Agreement has occurred.

(m) It has not, to its knowledge, omitted to inform the Purchaser of a material fact necessary in order to make the other information provided to the Purchaser not misleading

(n) It is not in default of any obligation under this Agreement or under any Transaction Document to which it is a party.

(o) It is not insolvent and no insolvency proceeding has been initiated against it.

(p) The first priority security interest of the Purchaser in and to the Pledged Account created by the Security Agreement is in full force and effect and is valid and enforceable by the Purchaser.

(q) Each Orbital Receivable with respect to which the Seller has issued a Letter of Offer is an Eligible Receivable.

SECTION 7 - COVENANTS OF THE SELLER AND THE GUARANTOR

7.1 Covenants of the Seller. The Seller agrees that, at all times throughout the term of this Agreement:

(a) It will perform all its covenants under and comply with the terms of all Satellite Contracts giving rise to the Purchased Orbital Receivables (except where such failure to perform would not materially adversely affect the enforceability or collectability of any Purchased Orbital Receivable thereunder or in any manner discharge the Obligor of or from any of its payment obligations directly related to any Purchased Orbital Receivable) and not agree to any setoff, withholding or deduction with respect thereto;

(b) Even if otherwise entitled, the Seller will not amend, waive, settle, terminate, cancel or accept termination or cancellation of any term of any Satellite Contract that could, in the reasonable determination of the Purchaser, materially adversely affect the enforceability or collectability of any Purchased Orbital Receivable thereunder, or in any manner discharge the Obligor of or from any of its payment obligations directly related to any Purchased Orbital Receivable or consent to the assignment by the Obligor of its payment obligations under the Satellite Contract; and, in the event of the Bankruptcy of an Obligor obligated to pay one or more Purchased Orbital Receivables, the Seller shall not enter into a new contract for the provision of the same or substantially similar services in respect of the Satellite that gave rise to any such Purchased Orbital Receivable (whether with an existing Obligor or any other Person), provided, that the Seller may enter into such a new contract if it pays over to the Purchaser as and when received any amounts received in return for such services under such new contract, up to an amount equal to the amount due in respect of each such Purchased Orbital Receivable;

(c) All written information to be furnished by the Seller to the Purchaser in connection with this Agreement or any purchase contemplated hereby will, to the best of the Seller’s knowledge, be true and accurate in all material respects as of the date as of which such information is stated or certified;

(d) It shall not be entitled to any setoff under the terms of this Agreement;

(e) It shall timely provide the Settlement Reports as provided in Section 5.3 and comply with any reporting requirements of applicable law;

(f) It shall provide to the Purchaser, promptly upon request, reasonable access to information (including provision of financial statements of the Guarantor), records, and the right to make on-site visits for purposes of annual due diligence sessions;

(g) It shall notify the Purchaser, promptly upon its becoming aware of them, of the existence and a reasonable description of any litigation, whether pending or threatened, against the Seller, any judgments against the Seller, any changes to the Credit and Collection Procedures, any change with respect to a Purchased Orbital Receivable that causes it to cease to be an Eligible Receivable, or of any event likely to constitute a Material Adverse Change;

(h) It shall comply with the Credit and Collection Procedures;

(i) It shall keep current and complete records and books of account with respect to all Purchased Orbital Receivables;

(j) It shall cooperate fully and assist the Purchaser in conducting due diligence in connection with the transactions contemplated by the Transaction Documents;

(k) It shall, throughout the term of this Agreement, maintain its existence and conduct of business and shall maintain the pari passu ranking of the Purchaser with regard to its obligations hereunder and under the other Transaction Documents and shall at no time during the term of this Agreement allow any lien or encumbrance on the Pledged Account or on any Purchased Orbital Receivable other than as permitted by the terms of this Agreement or of the other Transaction Documents;

(l) It shall at all times comply with the terms of the Transaction Documents to which it is a party;

(m) It shall not allow any commingling of other funds with the payments by the Obligors into the Pledged Account;

(n) [not used]

(o) [not used]

(p) It shall at all times comply with Sanctions imposed by the United States, the European Union or Canada;

(q) It shall provide all cooperation and assistance necessary to perfect the security interests of the Purchaser as contemplated by the terms of this Agreement and of the Transaction Documents;

(r) It will (promptly upon becoming aware of same) advise the Purchaser in writing, of:

(i) any notice, demand or claim that it receives from any Obligor that relates to the enforceability or collectability of a Purchased Orbital Receivable;

(ii) the occurrence or existence of any other event or circumstance that could materially adversely affect the enforceability or collectability of a Purchased Orbital Receivable (including, without limitation, the default of the Seller or any Obligor under any relevant Satellite Contract or any dispute related to a Purchased Orbital Receivable), or the ability of the Seller to perform its obligations hereunder or under any Letter of Offer or with respect to an Orbital Receivable, in which case, at the request of the Purchaser, the Purchaser and the Seller shall then liaise in order to determine the appropriate action (if any) to be taken in order to protect the interests of the Purchaser as owner of the relevant Purchased Orbital Receivables and the interests of the Seller as party to the relevant Satellite Contract and (as applicable) owner of other Orbital Receivables;

(iii) the Seller’s failure to observe or perform any term, covenant or agreement herein;

(iv) any (A) representation or warranty made by the Seller hereunder or under a Letter of Offer or in connection therewith; (B) written information supplied by the Seller to the Purchaser with respect to an Obligor; or (C) other written information supplied by the Seller to the Purchaser hereunder, under a Letter of Offer or in connection therewith, being or becoming false, incorrect or misleading in any respect;

(v) any event or circumstance occurring which has resulted in, or would reasonably be expected to have a material adverse effect on; (A) the Servicer’s or the Purchaser’s ability to collect any Purchased Orbital Receivable or enforce any rights or remedies with respect thereto; or (B) the Purchaser’s ability to collect any monies owing to it by the Seller hereunder;

(vi) any event or circumstance that is likely to materially adversely affect the ability of the Seller, the Guarantor or an Obligor, as the case may be, to perform their respective obligations under this Agreement or under the Guarantee or any applicable Satellite Contract, including without limitation the Bankruptcy of any Person;

(vii) the existence of a Direct Payment Event with respect to the Seller and the details relating to the nature of such Direct Payment Event;

(viii) any Change of Control with respect to the Seller, the Guarantor or any Obligor, or with respect to any Satellite from whose purchase arises a Purchased Orbital Receivable;

(ix) the existence and details of any new financial ratios binding on the Seller or the Guarantor as a result of any new financing; and

(x) the existence and details of any circumstance that would constitute a Repurchase Event.

(s) All applicable Taxes assessed on the Obligor and collected by the Seller with respect to the Satellites, the sale of which generated the Purchased Orbital Receivables, have been or will be remitted by the Seller to the appropriate authorities (it being understood that the Seller may net all monies owing to the said authorities from any such remittance if permitted at law). The Seller will fully indemnify and hold the Purchaser and any Participant harmless from and against all costs and expenses directly or indirectly incurred by the Purchaser or any Participant arising or resulting from any Taxes owing, due or payable in the jurisdiction of the Obligor in connection with the Orbital Receivables;

(t) It will at all times comply with all applicable laws (including Environmental Laws and laws relating to corruption or bribery) relating to it and its business other than (except in the case of laws relating to corruption and bribery) such noncompliance as would not reasonably be expected to result in a Material Adverse Change;

(u) [not used];

(v) It will, at its own cost and expense, execute and deliver to the Purchaser all such documents, instruments and agreements and do all such other acts and things as may be reasonably required by the Purchaser to carry out the purpose of this Agreement or to enable the Purchaser to exercise and enforce its rights hereunder;

(w) [not used];

(x) It will not prepay any portion of a Purchased Orbital Receivable, provided, that if an Obligor elects to prepay a Purchased Orbital Receivable, the Seller shall transfer the full amount of such prepayment into the Pledged Account at the time of such prepayment together with an additional amount (if any) sufficient to cause the total amount paid into the Pledged Account in respect of such prepaid Purchased Orbital Receivable (or portion thereof) to be equal to the Net Present Value of each such prepaid Purchased Orbital Receivable (or portion thereof);

(y) It will inform the Purchaser, before sending any Obligor Notification to any Obligor, of the identity of the signatory on behalf of the Seller of such Obligor Notification;

(z) It will not offer any Orbital Receivables for purchase by the Purchaser that are not Eligible Receivables; and

(aa) prior to entry into any new financing of the Seller or the Guarantor, it will take all steps and enter into such new agreements as shall be necessary to ensure that the Purchaser maintains its priority and all its existing rights with respect to the security interests created by the Security Agreement and the other Transaction Documents.

7.2 Covenants of the Guarantor. The Guarantor agrees that, when required and, if applicable, at all times throughout the term of this Agreement:

(a)	It will execute the Guarantee;

(b)	Promptly upon becoming aware of the existence of a Direct Payment Event with respect to the Guarantor, inform the Purchaser in writing of the existence and details relating to the nature of such Direct Payment Event;

(c)	It shall provide to the Purchaser, promptly upon request, reasonable access to information (including provision of financial statements), records, and the right to make on-site visits for purposes of annual due diligence sessions;

(d)	It shall (promptly upon becoming aware of the same) inform the Purchaser if any event or circumstance arises that is likely to materially or adversely affect the ability of the Guarantor to perform its obligations under this Agreement or under the Guarantee including, without limitation, the Bankruptcy of any Person;

(e)	All written information to be furnished by the Guarantor to the Purchaser in connection with this Agreement or any purchase contemplated hereby will, to the best of the Guarantor’s knowledge, be true and accurate in all material respects as of the date as of which such information is stated or certified;

(h)	It shall (promptly upon becoming aware of the same) inform the Purchaser of any Change of Control with respect to the Seller, the Guarantor, or any Obligor, or with respect to any Satellite from whose purchase arises a Purchased Orbital Receivable;

(i)	It shall (promptly upon becoming aware of the same) inform the Purchaser of the existence and details of any new financial ratios binding on the Seller or the Guarantor as a result of any new financing; and

(j)	Prior to entry into any new financing of the Seller or the Guarantor, it will take all steps and enter into such new agreements as shall be necessary to ensure that the Purchaser maintains its priority and all its existing rights with respect to the security interests created by the Security Agreement and the other Transaction Documents.

SECTION 8 – SELLER AND GUARANTOR EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any one or more of the following events shall be an event of default by the Seller or the Guarantor, or both, as applicable, under this Agreement (each an “Event of Default”):

(a) If the Seller fails to pay (i) the repurchase price due for a Purchased Orbital Receivable to be repurchased by the Seller pursuant to Section 9.2 hereof, or (ii) any other amounts due from the Seller to the Purchaser hereunder, or if the Guarantor fails to pay such amounts when due in accordance with the Guarantee, within five (5) Business Days after the date on which the Seller was obligated to pay such amount(s).

(b) If any court makes any judgment or order, or any law, ordinance, decree or regulation is enacted, the effect of which is to make this Agreement, or any material provision hereof, invalid or unenforceable, and both the Seller and the Guarantor fail to provide acceptable replacement documents to the Purchaser within fifteen (15) days of such event; or if, for any other reason, it becomes unlawful for either of the Seller or the Guarantor, or both, to perform any of their obligations under this Agreement or if any of their obligations under this Agreement cease to be valid, binding or enforceable; or if it becomes unlawful for an Obligor to repay the amount due under any Purchased Orbital Receivable.

(c) If any representation or warranty made or deemed to have been made by the Seller or the Guarantor, or both, hereunder or in connection with this Agreement, or any other information supplied by the Seller or the Guarantor, or both, to the Purchaser hereunder or in connection herewith proves to have been false, incorrect, incomplete or misleading in any material respect when made or repeated or deemed to be made or repeated.

(d) If either of the Seller or the Guarantor, or both, fail to observe or perform any term, covenant or agreement herein or under a Transaction Document to which it is a party on its part to be observed or performed including, in the case of the Guarantor, the Guarantee, and, if such failure is capable of being remedied, such failure remains unremedied for thirty (30) days after such failure to observe or perform, except in the event of the failure by the Servicer to transfer amounts in accordance with Section 5.2(a), in which case such failure remains unremedied for five (5) Business Days.

(e) If an event of Bankruptcy occurs with respect to either the Seller or the Guarantor or both.

(f) [not used.]

(g) If a Material Adverse Change occurs.

(h) If there is a Change of Control with respect to either of the Seller or the Guarantor, or both.

8.2 Remedies for Events of Default. If there is an Event of Default the Purchaser is entitled to exercise, at its option, the remedies set forth in either Section 9.2 or Section 9.3 hereof, or both where applicable.

SECTION 9 – THE PURCHASER’S REMEDIES WITH RESPECT TO PURCHASED ORBITAL RECEIVABLES

9.1 Purchaser as Attorney-in-Fact; Direct Payment Notice. The Seller hereby appoints the Purchaser as its attorney-in-fact, which appointment is irrevocable and coupled with an interest, with full power of substitution, to do, make, sign, execute and deliver all such statements, assignments, documents, instruments, acts, matters and things, as the Seller has agreed by these presents to do and has failed so to do where required by this Agreement or as may be required by the Purchaser to give effect to this Agreement including, without limitation, to receive, endorse and collect all checks, drafts and other instruments for the payment of money which may be received as payment on account or otherwise in respect of a Purchased Orbital Receivable. The Seller hereby unconditionally and irrevocably consents to the Purchaser’s sending a Direct Payment Notice to any Obligor with respect to a Purchased Orbital Receivable and to such Obligor’s payment in accordance with such Direct Payment Notice, upon the terms and subject to the conditions of this Agreement and the other Transaction Documents.

9.2 Repurchase of Orbital Receivables. In the event that any Repurchase Event or, at the option of the Purchaser, in the event that any Event of Default shall have occurred, or where the Seller, the Guarantor or an Obligor with respect to one or more Purchased Orbital Receivables has been convicted under an Anti-Corruption Law in connection with a Purchased Orbital Receivable, the Seller shall, within five (5) days of demand by the Purchaser, (a) where there has been a Repurchase Event, repurchase the Purchased Orbital Receivables with respect to which there has been a Repurchase Event, and (b) where there has been an Event of Default, or where the Seller, the Guarantor or any Obligor with respect to a Purchased Orbital Receivable has been convicted under an Anti-Corruption Law in connection with a Purchased Orbital Receivable, repurchase all of the outstanding Purchased Orbital Receivables (in the case of an Obligor that has been convicted under an Anti-Corruption Law, only the Purchased Orbital Receivables owed by such Obligor), by the Seller’s payment to the Purchaser of the Net Present Value of each such Purchased Orbital Receivable, subject to any settlement, adjustment or forgiveness by the Purchaser in accordance with Section 2.4, provided that the Seller shall not be entitled to any benefit of a settlement, adjustment or forgiveness by the Purchaser that was caused by the Seller’s breach of a provision of this Agreement.

Upon the Purchaser’s receipt of the full amounts thereof, the Purchaser will be deemed to have assigned to the Seller all of the Purchaser’s rights and interest in and to the repurchased Orbital Receivables, without any representation or warranty other than the representation that the repurchased Orbital Receivables are free and clear of any Adverse Claim created or granted by or arising through the Purchaser, and without recourse (except as to the aforementioned representation). The Purchaser shall, upon the request of the Seller but at the Seller’s cost, execute and deliver to the Seller such documents and deeds as are needed or as the Seller may reasonably request to effectuate the assignment of the Purchaser’s rights and claims in and to the repurchased Orbital Receivables.

9.3 Damages for Event of Default; Failure of Further Condition Precedent. Notwithstanding whether the Purchaser has elected to exercise its rights under Section 9.2 hereof with respect to an Event of Default, if an Event of Default has occurred, the Purchaser may pursue all other remedies available to it at law (including, without limitation, any remedies available as a matter of contract law); provided that (i) any recovery under any other such remedy shall reflect (as a reduction thereof) any amount previously paid to the Purchaser in respect of the same Event of Default pursuant to the exercise by the Purchaser of its rights under Section 9.2; and (ii) in no event shall any party be liable to any other party for any special, indirect, consequential (including, without limitation, loss of profits) or punitive damages or losses.

In the event that, following the acceptance by the Purchaser of a Letter of Offer pursuant to and in accordance with Section 2.2 hereof, the Purchaser does not purchase the Orbital Receivables offered pursuant to such Letter of Offer as a result of the failure of one of the conditions to purchase set forth in either Section 4.1 or Section 4.2 hereof, then the Seller shall promptly pay to the Purchaser (i) the Break Fee and (ii) the Participant Costs.

SECTION 10 - DEFAULT INTEREST PAYABLE BY THE SELLER

10.1 Default Interest (Seller). The Seller will pay default interest to the Purchaser on any amount received by the Seller from an Obligor as payment with respect to a Purchased Orbital Receivable, which amount is not paid to the Purchaser on the due date required under this Agreement or the relevant Letter of Offer, from the date the Seller is required to pay the Purchaser to the date such amount is paid to the Purchaser, at the rate of the aggregate of (i) in the case of United States Dollar denominated Purchased Orbital Receivables, the one (1)-month London Interbank Offered Rate for United States Dollars that appears on the Libor01 Page as of 11:00 a.m., London time, two (2) Business Days before the date of default, OR in the case of Canadian Dollar denominated Purchased Orbital Receivables, the CAD-BA-CDOR rate appearing on the Reuters Screen CDOR Page as of 11:00 a.m., Ottawa time, two (2) Business Days before the date of default, (ii) the relevant Margin, and (iii) two percent (2%) per annum.

SECTION 11 - ENFORCEMENT BY THE PURCHASER

11.1 Enforcement. (a) In the event that the Servicer does not receive payment when due in respect of a Purchased Orbital Receivable, the Servicer shall so indicate in the following Settlement Report and provide any reasonably available information regarding the financial circumstances of such Obligor and the steps being taken by the Servicer to mitigate such delinquency, default or financial circumstances. At the request of either the Purchaser or the Seller, the Purchaser and the Seller shall then liaise in order to determine the appropriate action (if any) to be taken in order to protect the interests of the Purchaser as owner of the relevant Purchased Orbital Receivables and the interests of the Seller as party to the relevant Satellite Contract and (as applicable) owner of other Orbital Receivables. Provided that the parties have not determined in accordance with Section 2.5(b) hereof that the failure to pay such payment when due was caused by Bankruptcy of the relevant Obligor, then the Purchaser, as owner of such Purchased Orbital Receivable, may request that various actions be taken in order to protect the Purchaser’s interests as owner of the relevant Purchased Orbital Receivables and, if (i) any such action is requested and not taken by the Seller by the time requested by the Purchaser, and (ii) the Purchaser has determined, and advised the Seller, that such action is necessary to avoid any material adverse effect on the enforceability or collectability of any such Purchased Orbital Receivable, then the Purchaser may take such action as owner thereof, which action may include (1) issuing any late payment notices to the Obligor, (2) making demand, adjusting or forgiving, any amounts payable on such Purchased Orbital Receivable, (3) undertaking other collection efforts (including, without limitation, legal proceedings to realize upon the Purchased Orbital Receivable, and (4) taking any lawful action it may deem advisable to protect or enforce its rights and remedies with respect to such Purchased Orbital Receivable.

(b) Notwithstanding subsection (a) of this Section 11.1, if the parties determine in accordance with Section 2.5(b) hereof that any failure by an Obligor to make a payment required under a Purchased Orbital Receivable when due was attributable to Bankruptcy in respect of the relevant Obligor, then:

(i)	with respect to any such failure that occurred not more than forty-five (45) days prior to the date of determination, the Purchaser shall repay to the Seller all payments made to the Purchaser under Section 2.5(a)(ii) hereof on account of each such failure; and

(ii)	the Purchaser may direct the Seller to take such actions as are determined by the Purchaser, acting reasonably, to be necessary in order to protect the Purchaser’s interests as owner of the relevant Purchased Orbital Receivables and to avoid any material adverse effect on the enforceability or collectability of any such Purchased Orbital Receivable and, if any such action is not taken by the Seller by the time specified in such direction by the Purchaser, then the Purchaser may take such action based on its rights as owner thereof.

(c) As an over-riding principle and subject to the provisions of subsection (b) above, the parties hereto agree that all enforcement actions that they may respectively take regarding Purchased Orbital Receivables shall have due regard to their respective interests as referred to in subsection (a) above and, to the extent reasonably practicable in the circumstances, shall be conducted in a cooperative and consultative manner. The parties acknowledge and agree that their intent as expressed herein, and the purpose of the transactions contemplated hereby, is to transfer ownership of the Purchased Orbital Receivables to the Purchaser in return for the payment of the Purchase Price applicable to such Purchased Orbital Receivables, and that neither this Agreement as a whole nor any provision hereof may be construed to deprive the Purchaser of any right that arises from its status as beneficial and legal owner of the Purchased Orbital Receivables. In furtherance thereof, but subject to the first sentence of this Section 11.1(c):

(i) the Seller hereby agrees that, until all Purchased Orbital Receivables have been repaid in full by the relevant Obligor, it will, at the Purchaser’s expense, do, or permit to be done, each and every act or thing which from time to time may be required to be done at law for the purpose of enforcing the Purchaser’s rights against such Obligor in respect of such Purchased Orbital Receivable; and

(ii) the Seller will cooperate with the Purchaser in connection with the enforcement of each Purchased Orbital Receivable and, in the event of non-payment on the maturity date, take all necessary steps to exercise all rights which the Seller may have at law or under the relevant Satellite Contract, to effect recovery in full of the unpaid balance of such Purchased Orbital Receivable and with interest thereon.

If the Purchaser elects to enforce its rights and remedies against the Obligor with respect to any such Purchased Orbital Receivable through an action, claim or lawsuit in any court, administrative agency or similar tribunal, or otherwise, the Seller acknowledges that the Purchaser will be entitled to receive a hard copy of the relevant Satellite Contract, together with all relevant amendments thereto and all records, correspondence and documents requested by the Purchaser relating to any delinquent Purchased Orbital Receivable, all in accordance with the Document Delivery Protocol, and further agrees that the Purchaser shall be entitled to join the Seller, at the Purchaser’s expense, as a party to any proceeding relating to the repayment of the delinquent Purchased Orbital Receivable if required to do so at law in order to enforce its rights in respect of the Purchased Orbital Receivables.

SECTION 12 - OBLIGATIONS UNDER SATELLITE CONTRACTS

12.1 Obligations under Satellite Contracts. Notwithstanding anything in this Agreement to the contrary, the Purchaser does not and will not assume or be liable for any obligations whatsoever under or with respect to any Satellite Contract. The Seller shall continue to perform any and all obligations of the Seller under each Satellite Contract that relates to a Purchased Orbital Receivable, including any obligations that relate to the technical performance of any Satellite.

SECTION 13 - TERMINATION

13.1 Termination. This Agreement shall terminate automatically on the date that is seven (7) years after the date hereof, unless terminated by either the Seller or the Purchaser before that date. Either the Seller or the Purchaser may terminate this Agreement at any time on ten (10) days written notice to the other party. In the event of termination: (a) the provisions of this Agreement shall continue to apply to all Orbital Receivables previously purchased and not yet paid until fully paid; and (b) the Purchaser shall have no further obligation to purchase any Orbital Receivables under any outstanding Letter of Offer or to consider any request to issue any further Letters of Offer.

13.2 Additional Rights. The rights of the Purchaser set out in this Section are in addition to the rights of the Purchaser set out in Sections 2, 9 and 12.

13.3 Change of Control. For greater certainty and for avoidance of doubt, in the event of any Change of Control of an Obligor under one or more Purchased Orbital Receivables, the Purchaser will immediately have no obligation whatsoever to purchase Orbital Receivables of such Obligor hereunder or under the applicable Letter of Offer.

SECTION 14 - ENVIRONMENTAL REVIEW

14.1 Environmental Review. Notwithstanding having executed a Letter of Offer, the Purchaser will not be obligated to purchase an Orbital Receivable if, both immediately prior to and upon the purchase of an Orbital Receivable, an event or circumstance shall have occurred which has resulted in the failure by the Seller or an Obligor under such Orbital Receivable to comply in all material respects with any applicable Environmental Laws. The Purchaser and the Seller agree that the Seller shall not be required to monitor the activities of any Obligor or conduct any investigation with respect to events or circumstances of this nature affecting any Obligor.

SECTION 15 - MISCELLANEOUS

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.2 Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Seller may not assign all or any portion of its respective rights or obligations hereunder or under any Purchased Orbital Receivable without the prior written consent of the Purchaser and any assignment by the Purchaser shall be subject to Section 15.3.

15.3 Assignment. The Purchaser may assign any or all of its rights hereunder to any Affiliate of the Purchaser or to any person reasonably acceptable to the Seller, and the Seller agrees to cooperate and to provide the Purchaser with any assistance reasonably requested by the Purchaser to effectuate any such assignment, transfer or sale; provided that all costs and expenses incurred by the Seller in connection therewith shall be borne by the Purchaser; provided further that if any Obligor shall fail to pay any Purchased Orbital Receivable in the amount and at the time due and the Seller and Guarantor shall both fail to make any required payments to the Purchaser as a consequence of such failure, the Purchaser shall have the right to assign, transfer or sell any of its rights hereunder or under any Purchased Orbital Receivables to any Person without the Seller’s approval, acceptance or consent.

15.4 Language of Agreement. The parties agree that it is their express wish that this Agreement be drawn up and signed in the English language only.

15.5 Counterparts. This Agreement and any Letter of Offer may be signed by the parties hereto on separate counterpart pages, each of which will be deemed an original and all of which together will constitute one instrument.

15.6 Entire Agreement. This Agreement including, without limitation, the Letters of Offers delivered hereunder, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior communications, agreements or understandings, written or oral, with respect thereto except any disclosure consent or non-disclosure agreements entered into between the Purchaser and the Seller.

15.7 Notices. Any communication, demand or notice to be made hereunder will be made, in writing, in the case of the Purchaser, to:

ING Bank, N.V. Bijlmerplein 888 1102 MG, Amsterdam Netherlands
Attn.:	Wim Steenbakkers
Phone:	+31-20-576-8393
Email:	wim.steenbakkers@ingbank.com and Execution.SF.Team3@ingbank.com

With a copy to: ING Bank, N.V. MA I + 3 Zone Grey Av. Marnix 24 1000 Brussels Belgium
Attn.:	Jean-Sebastien Boreux
Phone:	+ 32-2-547-33-88
Email:	jeansebastien.boreux@ing.be

in the case of the Seller, to:

Space Systems/Loral, LLC

3825 Fabian Way

Palo Alto, CA 94303-4697

USA

Attn.: Michelle Kley

Phone: +1 – 650-852-5164

Email: michelle.kley@sslmda.com

and in the case of the Guarantor, to:

MacDonald, Dettwiler and Associates Ltd.

13800 Commerce Parkway

Richmond, British Columbia V6V 2J3

Canada

Attn.:  Chris Harrison

Phone: +1 - 604-231-2983

Email: charrison@mdacorporation.com

and will be deemed to have been made (a) in the case of any communication made by facsimile, on the first Business Day of the recipient following the day when transmission thereof is confirmed by an activity report stating the correct number of pages sent and that such transmission transmitted error free; or (b) in the case of any communication delivered by courier, on the first Business Day of the recipient following the day when left at that address of the recipient; or (c) in the case of any communication sent by registered mail, 10 days after being deposited in the post postage prepaid in an envelope addressed to it at that address of the recipient; or (d) in the case of any communication delivered by email, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement).

15.8 Remedies Cumulative, No Waiver. It is expressly agreed by the parties hereto that the rights and remedies of each of them under this Agreement and any Letter of Offer are cumulative and are in addition to, and not in substitution for, any rights or remedies provided by law, but only to the extent provided by law. To the extent provided by law, any single or partial exercise by either party of any right or remedy for a default or breach of any term of this Agreement or any Letter of Offer will not, and any failure to exercise or delay in exercising any such rights or remedies will not, be or be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach. Any waiver by any party of the strict observance or performance of or compliance with any term of this Agreement or any Letter of Offer will not be deemed to be a waiver of any subsequent default or breach.

15.9 Interest Calculation. Each determination of a rate of interest by the Purchaser will be conclusive evidence in the absence of manifest error of such rate. In respect of Canadian Dollars, interest will be calculated on the basis of the actual number of days elapsed divided by 365 and whenever interest to be paid hereunder is to be calculated on the basis of a year of 365 days, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365. In respect of United States Dollars, interest will be calculated on the basis of the actual number of days elapsed divided by 360 and whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

15.10 Initial Costs and Expenses. The Seller will pay to the Purchaser in United States or Canadian Dollars, as invoiced by the Purchaser, the Transaction Expenses, the Program Structuring Fee, the Transaction Fee and the reasonable fees and expenses of independent legal counsel for the Purchaser.

15.11 Future Costs and Expenses. The Seller will pay to the Purchaser in United States or Canadian Dollars, as invoiced by the Purchaser, within thirty (30) days of the Purchaser’s request for payment therefor, all costs and expenses incurred by the Purchaser required in connection with the preservation of rights under and enforcement of this Agreement and any Letter of Offer including, without limitation, the fees and expenses of independent legal counsel for the Purchaser and all travel costs of the Purchaser, provided that a final non-appealable judgment in favor of the Purchaser has been rendered in a legal proceeding relating to such preservation of rights or enforcement. In addition, the Seller will pay or cause to be paid all bank fees and permitted debits as may be charged by the account bank that has established and maintains the Pledged Account under the Deposit Account Control Agreement and will reimburse the Purchaser and any Participant for any indemnities paid or required to be paid by the Purchaser and any Participant to the account bank pursuant to the terms of the Deposit Account Control Agreement.

15.12 Amendments and Waivers. No amendment to or waiver of any provision of this Agreement or consent to any departure by the Seller or the Purchaser therefrom shall be effective unless in writing and signed by such parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.13 Severability. Any provisions of this Agreement that are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.14 Headings. Section headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

15.15 Further Assurances. The Seller shall, at the reasonable request of the Purchaser, at any time and from time to time hereafter do, execute and deliver or cause to be done, executed and delivered, all such further acts, assignments, transfers, conveyances and documents and take all such other actions as may be reasonably required for the purpose of giving effect to this Agreement and each of the Transaction Documents.

15.16 Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York in the Borough of Manhattan, City of New York, the Courts of the United States of America for the Southern District of New York, and appellate courts from any thereof and to the courts of its own corporate domicile in respect of any actions brought against it as a defendant in any action or proceeding arising out of this Agreement; and (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and waives any other jurisdiction to which it may otherwise be entitled by reason of its present or future domicile or otherwise.

[signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SPACE SYSTEMS/LORAL, LLC

Signature: /s/ John Celli

(Print Name): John Celli

                       President

ING BANK, N.V.

Signature: /s/ Wim Steenbakkers

(Print Name): Wim Steenbakkers

                       Managing Director

Signature:

(Print Name):

MACDONALD, DETTWILER AND ASSOCIATES LTD. as Guarantor

Signature: /s/ Anil Wirasekara

(Print Name): Anil Wirasekara

SIGNATURE PAGE TO RECEIVABLES PURCHASE AGREEMENT

SCHEDULE 1.1

DEFINED TERMS

1.1 Certain Defined Terms. In this Agreement, the following terms shall have the following meanings:

“Adverse Claim” means a mortgage, lien, pledge, security interest, encumbrance or other right, claim or interest (howsoever arising) of any Person;

“Affiliate” means, with respect to a Person, another Person that owns, is owned by or is under common ownership with, such Person;

“Agency Account” means an account to be created by the Purchaser and notified to the Seller for purposes of receiving proceeds, as agent, from the Pledged Account in accordance with the terms of this Agreement;

“Agency Fee Letter” means the fee letter, dated September 16, 2016, between the Purchaser and the Seller, setting forth the fees for the services of the Purchaser in its capacity as security agent;

“Agreement” means this Receivables Purchase Agreement together with all Exhibits hereto and the Letters of Offer delivered hereunder from time to time, as amended, supplemented or restated from time to time;

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act (United States) the Corruption of Foreign Public Officials Act (Canada) and any other similar laws of any jurisdiction relating to corruption and bribery;

“Authorization” means any consent, registration, filing, agreement, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority and all corporate, creditors’ and shareholders’ approvals or consents;

“Bankruptcy” means, with respect to a Person, that such Person: (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) (A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and such proceeding or petition is instituted or presented by a Person or entity not described in clause (A) above and either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of any order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (8) causes or is subject to any event with respect to it that, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Beneficial Owner” means the Purchaser, any Participant and any assignee of an interest in a Purchased Orbital Receivable or in an interest in amounts payable hereunder in respect of a Purchased Orbital Receivable;

“Break Fee” means the amount to be paid by the Seller to the Purchaser pursuant to the second paragraph of Section 9.3 hereof in the event that a sale is not consummated as a result of the failure of a condition contained in Section 4.2 hereof, equal to the greater of either (i) USD 0 or (ii) the difference between (x) the Purchase Price as determined on the day the original Fixed Rate was set minus (y) the Purchase Price if the Fixed Rate had been set on the day in which it was established that one or more of the conditions to purchase under Section 4.2 hereof were not met, where the day referred to in (y) of this definition is determined by reasonable agreement of the Seller and Purchaser and occurs no later than the Purchase Date proposed in the applicable Letter of Offer;

“Business Day” means a day on which banks are open for business in the City of New York, USA, Toronto, Canada, Vancouver, Canada, Palo Alto, USA and Amsterdam, Netherlands;

“Canadian Dollars” and “CAD” each means the lawful currency of Canada;

“CAD-BA-CDOR” means, as of a date of determination, the rate per annum determined as of 10:00 a.m., Toronto time, on the day of such determination, as the average rate for Canadian Dollar bankers’ acceptances quoted on the Reuters Screen CDOR Page by the banks used as reference banks for such service for six-month periods. If CAD-BA-CDOR does not appear on the Reuters Screen CDOR Page on the day of determination, the rate will be determined as if the parties had specified “CAD-BA-Reference Rate” as the applicable rate;

“CAD-BA-Reference Rate” means, as of a date of determination, the rate per annum determined as of 10:00 a.m., Toronto time, on the date of determination on the basis of the average (rounded upwards to the nearest 1/16th of one percent) of the bid rates of Bank of Montreal, Canadian Imperial Bank of Commerce, Royal Bank of Canada and The Toronto-Dominion Bank for Canadian Dollar bankers’ acceptances for six-month periods. If applicable, the Purchaser will request the principal Toronto office of each bank to provide a quotation of its rate;

“Change in Law” means the occurrence, after the applicable date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; or (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority;

“Change of Control” means any change in the Control of a Person or of a Satellite, as applicable;

“Code” means the Internal Revenue Code of 1986, as amended;

“Collection Account” means each bank account of the Seller into which Obligors pay funds, including amounts due in respect of Purchased Orbital Receivables, except as otherwise provided in this Agreement;

“Collections Schedule” means the schedule, attached to each Letter of Offer, setting forth the amounts and dates due of each payment from an Obligor under an Orbital Receivable offered for purchase under such Letter of Offer, and not reflecting any variable amounts due from an Obligor as a result of the technical over-performance of any Satellite occurring at any time or underperformance of any Satellite occurring after purchase of such Orbital Receivable;

“Control” means either:

i.	with respect to a company, the ownership of more than fifty percent (50%) of the Voting Shares of such company or the ability, direct or indirect, to direct or cause the direction of management or policies of such company, whether through ownership of Voting Shares by contract or otherwise, and “Controlling” and “Controlled” have correlative meanings; or

ii.	with respect to a Satellite, legal ownership of such Satellite;

“Credit and Collection Procedures” means the credit and collection procedures of the Seller as in place on the date hereof, and attached hereto as Schedule 1.2;

“Default” means an Event of Default or an event that, with notice or lapse of time, or both, would, unless cured, become an Event of Default;

“Deposit Account Control Agreement” means the deposit account control agreement, dated on or about the date hereof, among the Seller, the Purchaser and Bank of America, N.A., as account bank;

“Dilution” means either:

i. with respect to any Purchased Orbital Receivable, allowed reductions for such Purchased Orbital Receivable known as of the relevant Purchase Date and contractually limited and applying at the time that such Purchased Orbital Receivable arises; or

ii. any reduction or cancellation, in whole or in part, of the Face Value of any Purchased Orbital Receivable by reason of the occurrence of any of the following circumstances:

(a) any credit note, rebate, discount or allowances for prompt payment, for quantity, for return of goods or as fidelity or relationship premium, invoicing error or cancellation or any other commercial adjustment, granted by the Seller in accordance with the Credit and Collection Procedures;

(b) any change in the terms or cancellation of a contract under which such Purchased Orbital Receivable arises that reduces the amount payable by the relevant Obligor;

(c) any setoff exercised by the relevant Obligor in respect of any claim by such Obligor as to amounts owed by it on such Purchased Orbital Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction, and whether agreed by the Seller or arising by operation of law);

(d) any specifically asserted dispute, counterclaim or defense whatsoever, including without limitation any non-payment by the relevant Obligor due to failure by the Seller to deliver any merchandise or provide any services (excluding, for the avoidance of doubt, any dispute resulting from non-payment of such Obligor due to the Obligor’s Bankruptcy);

(e) any amounts being deducted by the relevant Obligor or the Seller due to any Tax imposed by way of withholding or deduction on the payments to be made by such Obligor to the Seller in its role as Servicer;

(f) any recourse or claim of any third party exercised with respect to such Purchased Orbital Receivable;

(g) with respect to a Purchased Orbital Receivable in respect of which a Bankruptcy of the relevant Obligor has occurred, any expenses saved by the Seller by the non-payment of agent’s commission, non-fulfilment of the relevant contract or otherwise; and

(h) with respect to a Purchased Orbital Receivable in respect of which a Bankruptcy of the relevant Obligor has occurred, any sales, VAT or other Taxes saved by the Seller due to the non-payment of that Purchased Orbital Receivable;

“Direct Payment Event” means any of the following:

i. an Event of Default exists with respect to the Guarantor under the Guarantee or any financing of the Guarantor, whether now existing or entered into in the future,

ii. an Event of Default (or similar circumstance) exists with respect to the Seller under any other Transaction Document or any financing of the Seller, whether now existing or entered into in the future,

iii. a breach of a covenant with respect to any financial ratio, including the financial ratios set forth below, exists with respect to the Guarantor under any financing of the Guarantor, whether now existing or entered into in the future, provided, that in the event that any covenant with respect to a financial ratio under a financing of the Guarantor is revised or amended then this prong iii of this definition shall be deemed to refer to the version of such covenant, whenever in effect, that is or was most restrictive on the Guarantor:

(a)	the ratio of Consolidated Debt to EBITDA not to exceed 3.5:1

(b)	the ratio of Adjusted EBITDA to LTM Fixed Charges not to be less than 1.5:1; and

(c)	Equity not to fall below the sum of (i) C$185 million, (ii) 50% of positive consolidated net income of the Guarantor for each Financial Quarter from and including the Financial Quarter ending September 30, 2011, and (iii) 100% of the proceeds (net of customary transaction costs) from the treasury issue of equity securities by the Guarantor, in each case calculated as at the end of each Financial Quarter on the basis of the Financial Quarter then ended;

in each case calculated as at the end of each Financial Quarter on the basis of the four Financial Quarters then ended, and otherwise calculated in the manner set forth in the third amended and restated credit agreement dated for reference November 2, 2012 (the “Credit Agreement”) among the Guarantor as borrower, Royal Bank of Canada as administrative agent, and the lenders signatory thereto as lenders. Terms used in this paragraph (iii) without definition have the meaning set forth in the Credit Agreement.

iv. a breach of any covenant with respect to a financial ratio exists with respect to the Seller under any financing entered by the Seller, whether now existing or entered into the future, provided, that in the event that any covenant with respect to a financial ratio under a financing of the Seller is revised or amended then this prong iv of this definition shall be deemed to refer to the version of such covenant, whenever in effect, that is or was most restrictive on the Seller;

“Direct Payment Notice” has the meaning set forth in Section 5.2(b);

“Discount Factor” means, with respect to an Orbital Receivable, the sum of the Fixed Rate applicable to such Orbital Receivable plus the Margin applicable to such Orbital Receivable;

“Discount Factor Adjusted” means, with respect to an Orbital Receivable at time ***, the sum of *** plus ***;

“Document Delivery Protocol” means the protocol governing when the Purchaser may demand, and the Seller must deliver, a physical copy of a Satellite Contract, as set forth in Exhibit E hereto;

“Eligible Receivable” means an Orbital Receivable that:

i.	relates to a Satellite that ***;

ii.	is or will in the ordinary course become outstanding as to an Obligor and has been originated by the Seller in the ordinary course of business;

iii.	arises under a Satellite Contract governed by the law of the ***, or the law of another jurisdiction acceptable to the Purchaser in its sole discretion;

iv.	is payable over a period of ***;

v.	is denominated in euros, United States Dollars, Canadian Dollars or any other convertible currency acceptable to the Purchaser in its sole discretion;

vi.	arises under a Satellite Contract under which ***;

vii.	is freely assignable by the Seller ***;

viii.	arises under terms ***;

ix.	arises under a Satellite Contract that ***;

x.	is due from an Obligor that is not an entity subject to Sanctions imposed by Canada, the European Union or by the Office of Foreign Assets Control of the United States government; and

xi.	has been the subject of due diligence as to the underlying Satellite and Satellite Contract and indicated by the Purchaser to the Seller to be satisfactory to the Purchaser;

“Environmental Laws” means all requirements under any law, rule, regulation, order, or judgment, decree, license, agreement or other restriction of any Governmental Authority relating to pollution, contamination, or the disposal, storage, or discharge of hazardous materials or toxic substances, or the treatment thereof, or the protection of the environment;

“Event of Default” has the meaning set forth in Section 8;

“Face Value” means, with respect to an Orbital Receivable, the amount of each scheduled periodic payment (including scheduled interest) to be paid by the Obligor with respect to such Orbital Receivable in accordance with the relevant Satellite Contract and as set forth in the relevant Collections Schedule;

“Fee Letter” means the fee letter, dated September 16, 2016, between the Purchaser and the Seller, setting forth, among other things, the Program Structuring Fee;

“Fixed Rate” means, with respect to the purchase of an Orbital Receivable, the average interest rate per year for all payments in the period from the Purchase Date until the Maturity Date as set forth in the relevant Collection Schedule, to be agreed between the Seller and the Purchaser two (2) Business Days preceding the Purchase Date;

“Fixed Rate Adjusted” means, ***, the lower of (i) *** and (ii) ***, as determined by ***;

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government;

“Guarantee” means the guarantee, dated as of the date hereof by the Guarantor for the benefit of the Purchaser and any Participants, unconditionally guaranteeing performance and payment obligations of each of the Seller and the Servicer under this Agreement in form and substance and on terms and conditions and acceptable to the Purchaser and any Participants;

“Guarantor” means MacDonald, Dettwiler and Associates Ltd., a corporation formed under the federal laws of Canada, in its role as guarantor under the Guarantee;

“Indemnified Taxes” means Taxes with respect to a Person other than:

i. taxes imposed on (or measured by) the Person’s net income or franchise taxes imposed in lieu thereof, by the jurisdiction (and any political subdivision thereof) under the laws of which such Person is organized, in which its principal office is located, or in which it legally holds Purchased Orbital Receivables,

ii. any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (and any political subdivision thereof) in which the Person is located (other than any such jurisdiction in which any such Person is treated as located as a result of its participation in the transactions contemplated by this Agreement),

iii. any withholding tax or backup withholding tax imposed on a transferee or assignee of the Initial Participant under applicable law in effect at the time of such transfer or assignment, except to the extent that the withholding tax or backup withholding tax would have been imposed on payments to the transferor or assignor had such Person not assigned or participated an interest in the Purchased Orbital Receivable,

iv. [not used],

v. any withholding tax or backup withholding tax attributable to the Person’s failure to comply with Section 5.5(c), Section 5.5(d) or Section 5.5(e), and

vi. U.S. federal withholding Taxes imposed by Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof;

“Initial Participant” means the Participant that is entering into the Participation Agreement with the Purchaser on the date hereof;

“Initial Purchase” means the purchase of the Orbital Receivables listed on Schedule 1.2 hereto in accordance with the terms of this Agreement;

“Intercreditor Agreement” means the intercreditor agreement, dated as of the date hereof, by and among Royal Bank of Canada in capacity as collateral agent under the MDA Intercreditor Agreement (as therein defined), the Seller, the Guarantor and the Purchaser;

“Interparticipant Agreement” means the interparticipant agreement, dated as of the date hereof, by and between the Purchaser, as servicer and participant, and the Initial Participant, as participant;

“IOT Completion Certificate” means a certificate issued by the Seller pursuant to a Satellite Contract, certifying that such Satellite has successfully passed the performance tests required by such Satellite Contract, and is accordingly eligible for acceptance by the purchaser of such Satellite;

“Letter of Acknowledgement and Consent” means the acknowledgement and consent from each Obligor under Purchased Orbital Receivables, in the form of Exhibit D, following delivery by the Seller to each such Obligor together with a letter in the form of Exhibit C hereto;

“Letter of Offer” means, with a written offer by the Seller to the Purchaser of one or more Orbital Receivables for purchase, satisfying the requirements of Section 2.2, in the form of Exhibit A;

“LIBOR01 Page” means the display of interest rates for United States Dollar deposits in the London inter-bank market published by ICE Benchmark Administration Limited (ICE) or any successor to, or substitute for, such service providing rate quotations for interest rates for United States Dollar deposits in the London interbank market comparable to those currently provided by ICE, as determined by the Purchaser from time to time;

“Margin” means, with respect to the purchase of an Orbital Receivable, the margin per year for such Orbital Receivable as specified by the Purchaser and identified in the countersigned version of the relevant Letter of Offer in respect of the Orbital Receivables referred to therein;

“Material Adverse Change” means a change or event which, in the Purchaser’s reasonable determination, has or will have a material adverse effect on the condition, financial or otherwise, earnings, operations, assets, business affairs or business prospects of the Seller, the Guarantor or an Obligor named in a Letter of Offer, including a Change of Control with respect to any of the foregoing parties;

“Maturity Date” means with respect to (x) any Orbital Receivable, the scheduled due date for the final payment in respect of such Orbital Receivable to be made by the relevant Obligor to the Seller with respect to such Orbital Receivable, and (y) any Purchased Orbital Receivable, the scheduled due date for the final payment in respect of such Purchased Orbital Receivable to be made by the relevant Obligor to the Seller with respect to such Purchased Orbital Receivable;

“Net Present Value” means, with respect to a Purchased Orbital Receivable in the event of a prepayment or Repurchase Event, the amount to be paid to the Purchaser by the Seller and/or Obligor, to be calculated as follows:

***;

“Obligor” means a purchaser of one or more Satellites from the Seller, and as such the obligor in respect of one or more Orbital Receivables, as confirmed in a Letter of Offer;

“Obligor Notification” has the meaning ascribed to it in Section 4.1(b) and shall be in the form of Exhibit B hereto;

“Orbital Receivables” means the obligation of an Obligor to pay, over a period of time, in accordance with the terms of a Satellite Contract, a portion of the purchase price of the Satellite purchased under such Satellite Contract, together with interest on such amount as determined by the terms of such Satellite Contract, and based on the performance of such Satellite in conformity with the terms of such Satellite Contract;

“Participant” means any Person acquiring a participation in the interests of the Purchaser (or any assignee of the Purchaser) in a Purchased Orbital Receivable or its interests under this Agreement;

“Participant Costs” means the actual demonstrated cost to the Purchaser and the Initial Participant, arising out of the transfer of funds required by the Purchaser to pay the Purchase Price under Section 2.3 hereof, and required by the Initial Participant to pay the Purchaser under Section 2.1 of the Participation Agreement, including out-of-pocket fees and any interest lost as a result of such procedures, such interest to be calculated over the time period between the transfer of such funds and the time when all funds (including accrued interest) have been remitted to the Purchaser;

“Participation Agreement” means that certain participation agreement, dated as of the date hereof, between the Purchaser and the Initial Participant;

“Pay Out Date” means, for any Orbital Receivable, the scheduled due date for each individual payment as set out in the Collection Schedule, falling on the 5th Business Day of each month;

“Permitted Liens” means:

(i)	any lien or encumbrance pursuant to a Transaction Document or the due performance thereof,

(ii)	liens for ad valorem property taxes not yet due or liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien), if adequate reserves with respect thereto are maintained on the books of the Seller in accordance with GAAP; and

(iii)	any right or refund, set-off or charge-back available to any bank or other financial institution;

“Person” means any individual, corporation, limited liability company, voluntary association, partnership, joint venture, trust or government (or any agency or political subdivision thereof);

“Pledged Account” means an account to be created by the Seller and made subject to a first priority security interest in favor of the Purchaser, in accordance with the terms of this Agreement and of the Security Agreement;

“Program Structuring Fee” means the amount due under the Fee Letter;

“Purchase Date” means, for any Orbital Receivable, the date on which such Orbital Receivable is purchased hereunder and under the relevant Letter of Offer;

“Purchase Price” means, with respect to an Orbital Receivable, the amount to be paid by the Purchaser for an Orbital Receivable, to be calculated as follows:

***;

“Purchased Orbital Receivable” means an Eligible Receivable purchased by the Purchaser for a Purchase Price determined hereunder and otherwise in accordance with the terms hereof and the relevant Letter of Offer;

“Reference Banks” means Bank of Montreal, Canadian Imperial Bank of Commerce, Royal Bank of Canada and The Toronto-Dominion Bank;

“Repurchase Date” means each date on which any Purchased Orbital Receivable is repurchased by the Seller hereunder, which shall fall on a Business Day;

“Repurchase Event” means that, with respect to one or more Purchased Orbital Receivables,

(a)	such Purchased Orbital Receivables become illegal, unlawful or unenforceable against the relevant Obligor,

(b)	the commencement of any dispute proceedings, litigation, arbitration or claim of any nature relating to such Purchased Orbital Receivables, except for any such matter reasonably considered to be frivolous, vexatious or otherwise not likely to give rise to a Material Adverse Change as demonstrated to the Purchaser’s reasonable satisfaction,

(c)	any setoff, withholding or deduction by any Obligor relating to any such Purchased Orbital Receivable arising from the Satellite Contract that gives rise to the Purchased Orbital Receivable or any other sale and purchase transaction between the Seller and such Obligor, unless such setoff is made whole by the Seller on or before the date when the payment of such setoff amount would otherwise be due hereunder,

(d)	the transfer by the Seller of any interest in any such Purchased Orbital Receivables to any third party other than the Purchaser,

(e)	the failure by the Seller to comply with any applicable law, rule or regulation with respect to any such Purchased Orbital Receivables or the documentation related thereto, or the nonconformity of any such Purchased Orbital Receivable or the documentation related thereto with any other applicable law, rule or regulation,

(f)	the failure of the Seller to vest and maintain vested in the Purchaser an ownership interest in such Purchased Orbital Receivables free and clear of any adverse claim, lien or encumbrance other than Permitted Liens,

(g)	the failure, whenever discovered, of any condition precedent of Section 4.1 or Section 4.2, to have been satisfied prior to the purchase of any such Orbital Receivables;

(h)	the amendment, cancellation or termination of the Satellite Contract under which any such Purchased Orbital Receivable arises, except as permitted by Section 7.1(b),

(i)	a Change of Control with respect to the Seller, the Guarantor or any Obligor, and

(j)	at any time after purchase, such Purchase Orbital Receivable ceases to be an Eligible Receivable;

“Reuters Screen CDOR Page” means the display designated as page “CDOR” on the Reuter Monitor Money Rates Services (or such other page as may replace the CDOR page on that service for the purpose of displaying the Canadian Dollars bankers’ acceptances);

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority including without limitation (i) the Office of Foreign Assets Control (United States) or the U.S. State Department, (ii) the government of Canada, including Canadian entities charged with enforcing laws regarding sanctions and export controls (all such applicable laws currently in effect, all such new applicable laws in effect in the future or each as amended from time to time), such as the United Nations Act, Special Economic Measures Act, Export and Import Permits Act, Freezing Assets of Foreign Corrupt Officials Act, Criminal Code, Defense Production Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Anti-Terrorism Act or any other similar Canadian statute or regulation, (iii) the United Nations Security Council (iv) the European Union, including its member states or (v) any (other) relevant governmental or regulatory authority, institution or agency which administers economic or financial sanctions, or any restriction on the Purchaser’s or any Participant’s ability to conduct business with any Person in any country relevant to the transaction contemplated hereby pursuant to any such laws;

“Sanctions Authority” means (a) Canada, (b) United Nations, (c) United States, (d) the European Union, or the respective governmental institutions, agencies and subdivisions of any of the foregoing;

“Satellite” means a satellite constructed by the Seller in accordance with a Satellite Contract and in respect of which the Obligor under such Satellite Contract is required to pay Orbital Receivables;

“Satellite Contract” means a satellite purchase agreement between the Seller and an Obligor pursuant to which the Seller is entitled to Orbital Receivables, whether unconditionally or upon the satisfaction of one or more conditions, as the case may be;

“Security Agreement” means the security agreement, dated as of the date hereof between the Seller, as account holder, and the Purchaser, as security agent;

“Seller” means Space Systems/Loral, LLC, in its role as seller of Orbital Receivables under this Agreement;

“Servicer” means Space Systems/Loral, LLC, in its role as servicer under this Agreement;

“Settlement Report” means, with respect to the month in which such Settlement Report is delivered to the Purchaser in accordance with Section 5.3 of this Agreement, a report setting forth all activity with respect to the Pledged Account or any payments by any Obligor in respect of any Purchased Orbital Receivable, including any purchases of Orbital Receivables occurring since the most recent Settlement Report, notes or new information regarding credit granted to an Obligor, new information regarding any Obligor delinquency or default (and, in such case, any reasonably available information regarding the financial circumstances of such Obligor and the steps being taken by the Servicer to mitigate such delinquency, default or financial circumstances), any write-off or offset payable and such other matters that can be identified by due diligence on the part of the Seller acting as Servicer and that are relevant to the Purchaser’s knowledge of the nature and condition of each Purchased Orbital Receivable, as well as the amount expected to be received into the Pledged Account in respect of Purchased Orbital Receivables in such month;

“Taxes” means all present or future taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, goods and services taxes, stamp taxes, levies, duties, fees, royalties and all deductions and withholdings therefrom together with any fines, penalties and interest thereon and any restrictions or conditions resulting in an obligation to pay monies to a Governmental Authority;

“Technical Failure” means the technical failure of a Satellite to perform in conformity with the terms of a Satellite Contract or any other similar event, condition or right thereunder whereby the Obligor under such Satellite Contract is excused from paying, in whole or in part, Orbital Receivables thereunder;

“Transaction Documents” means this Agreement, the Guarantee, the Security Agreement, the Deposit Account Control Agreement, the Intercreditor Agreement, the Interparticipant Agreement, the Participation Agreement, the Fee Letter, the Agency Fee Letter, each Letter of Offer issued under the terms of this Agreement, the Satellite Contracts and any other document designated as “Transaction Document” by the parties hereto;

“Transaction Expenses” means all reasonable and documented costs, expenses and fees of the Purchaser in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby including reasonable legal fees, costs and expenses;

“Transaction Fee” means a fee to be paid by the Seller to the Purchaser at the time of each purchase of Orbital Receivables hereunder with respect to each such Purchased Orbital Receivable, in the following amounts: (A) with respect to an Orbital Receivable no portion of which has been previously purchased, the greater of (x) *** of the amount of such Purchased Orbital Receivable in such purchase and (y) *** per Obligor; and (B) with respect to each Orbital Receivable of which a portion has been previously purchased and a further portion is to be purchased in the current purchase, the greater of (x) *** of the amount of such Purchased Orbital Receivable and (y) ***;

“United States Dollars” means the lawful currency of the United States of America; and

“Voting Shares” means shares of any class of any corporation, carrying voting rights generally under all circumstances.

SCHEDULE 1.2

CREDIT AND COLLECTION PROCEDURES

Operating Procedure No.: FP 5.6	Rev. No.: New
Department of Ownership: General Accounting	Effective Date: September 2016

SUBJECT: Accounts Receivable Collections

REFERENCES:

Finance Procedures:

FP 3.2 Cash Receipts

FP 5.1 Commercial Billings

FP 5.2 Government Billings

FP 6.3 Trade Reserve Receivable for Bad Debt

Forms:

Not Applicable

SCOPE

This procedure outlines the process of collections for outstanding receivables and the process that is taken in the event that the receivable becomes overdue.

GUIDELINES

Cash receipts for outstanding receivables are tracked daily by the General Accountant.

Daily, the General Accountant prepares a report that details all receivables that have been collected on that day, all receivables that are due within the week, and lists all receivables that are overdue. The date that the invoices were due is also included on the daily report so that it may be determined how old receivables are.

This report is sent to the Contracts Department, Chief Financial Officer (CFO), and the Senior Vice President of Business and Legal Affairs.

Monthly, the Cost Accounting Section Supervisor prepares an aged accounts receivable listing. The Cost Accounting Section Supervisor receives explanations from the Contract Administrator as to the delinquencies. These explanation, and the actions that are being taken to remedy any delinquencies are added to the aging report. The report is reviewed by the Controller of SSL and then is sent to MDA Corporate Accounting for review.

If a receivable is overdue, the Contract Administrator contacts the applicable Program Office. The Program Office is responsible for contacting the appropriate customer to determine what the status is if the outstanding receivables. Once an explanation of the delinquency has been received by the Program Office, that information is communicated to Accounting.

In the event that the Program Office is unable to resolve any issues, the delinquency is referred to the CFO, the Senior Vice President of Programs (SVPP), and the Senior Vice President of Business and Legal Affairs (SVPBLA).

RESPONSIBILITIES and OWNERSHIP

Responsible Party	Step No.	Action

General Accountant	1	Prepares daily a cash report detailing collections, expected collections, and any delinquent receivables. The report is distributed to Contracts and to Finance Management.

Contract Administrator	2	Reviews the report prepared by the General Accountant to determine if there are delinquencies.

Contract Administrator	3	Notifies the appropriate Program Office of any delinquencies.

Program Office	4	Discusses delinquencies with the customers to determine reasons for delinquencies and expected cash collection date.

Program Office	5	Notifies the Contract Administrator of any outstanding issues and expected collection date.

Contract Administrator	6	Communicates to Accounting the expected collection date.

Cost Accounting Section Supervisor	7	Prepares an accounts receivable aging report with input from the Contract Administrator.

Controller	8	Reviews the accounts receivable aging report and submits to MDA Corporate Accounting

Contract Administrator	9	Communicates any outstanding issues to the CFO, Senior Vice President of Business and Legal Affairs, and the Senior Vice President of Programs.

Senior Vice President of Programs	10	Determines what additional steps need to be taken for collection. Based upon discussions with the CFO, determines if the Legal Department should be consulted.

Vice President of Legal	9	Consults with the CFO and SVPP and determines if legal action should be taken. Ensures that the approved action is taken.

This document has been authorized or revised by: Author : Joe Isaacs Ext: 26572, Department: Accounting, Date: May 11, 2016
This document has been approved by: CFO : Mike Santoro Ext: 25966

REVISION HISTORY (As revisions are made, add a new row above the previous revision. Newest revision history should be shaded. Keep old revision information for historical purposes.)

No.	Date	Responsible Person	Description of Change
New	05/2016	Joe Isaacs	New Procedure

SSL. “All Rights Reserved.”

This document is valid only on the day printed:

Exhibit “A” to the Limited Recourse Receivables Purchase Agreement made between Space Systems/Loral, LLC and ING Bank, N.A.

LETTER OF OFFER

[DATE]

[ING]

Dear [ING]:

Re:	Offer by Space Systems/Loral, LLC (“Seller”) to sell to ING Bank, N.A. (“Purchaser”) certain Orbital Receivables in accordance with the Receivables Purchase Agreement, dated as of September 16, 2016, by and between the Seller, the Guarantor and the Purchaser (the “Agreement”).

This Letter of Offer (this “Letter”) is provided to you in accordance with the provisions of Section 2.2 of the Agreement. Capitalized terms used in this Letter and not otherwise defined have the meanings ascribed to such terms in the Agreement. This Letter is governed by the law of the State of New York.

We hereby offer to sell, subject to the terms and conditions set out in this Letter and in the Agreement, all our right, title and interest in and to certain Orbital Receivables, as further described in the documents attached hereto as Schedule 11. With respect to the Orbital Receivables we are offering to sell you:

1. Proposed Purchase Date:	We propose as the date for purchase of the Orbital Receivables offered hereby (or such Orbital Receivables, of those offered hereby, as you may elect to purchase) be [PURCHASE DATE]

2. Collections Schedule:	The Collections Schedule for each Orbital Receivable offered hereby is attached to this Letter as Schedule 2[2].

3. Obligors:	The Obligor(s) with respect to each Orbital Receivable offered hereby is (are) set forth on Schedule 1 hereto.

4. Face Value:	The aggregate Face Value of the Orbital Receivables offered hereby is [AGGREGATE FACE VALUE]. The Face Value of each Orbital Receivable offered hereby is set forth on Schedule 1 hereto.

[1]	NTD: Schedule 1 to set forth basic information with respect to each Orbital Receivable, including Obligor name, Face Value, etc.
[2]	NTD: Schedule 2 to set forth the Collections Schedule for each Orbital Receivable.

EXHIBIT A

5. IOT Completion Certificate	The IOT Completion Certificate with respect to each Orbital Receivable offered hereby is (are) attached as Schedule 4[3].

6. Payment History (where applicable)	Data concerning the historical payment performances of each Orbital Receivable with respect to which such payment history exists is attached hereto as Schedule 5[4].

If you accept our offer to sell, and agree to purchase, one or more of the Orbital Receivables offered hereby, which purchase is agreed to be in accordance with the terms and subject to the conditions of the Agreement, please complete the following table and signify your intention to purchase the Orbital Receivables identified in the table below opposite the words “Accepted Orbital Receivables” on the proposed Purchase Date by countersigning where indicated below and returning this Letter.

This Letter may be executed in any number of counterparts each of which shall be an original, and all of which taken together shall constitute one and the same instrument, and the parties agree that receipt by e-mail transmission of an executed copy of this Letter shall be deemed to be receipt of an original.

1. Accepted Orbital Receivables:	ING agrees to purchase the following Orbital Receivables, identified by Obligor and Face Value:

2. Purchase Price:	***

Yours very truly,

SPACE SYSTEMS/LORAL, LLC

Signature:

(Print Name):

[3]	NTD: Schedule 3 to contain all the relevant IOT Completion Certificates.
[4]	NTD: Schedule 4 to contain historical payment performance data for ORS where applicable.

EXHIBIT A

ING accepts this Letter of Offer on the terms and conditions set forth in this Letter.

Signature:

(Print Name):

Exhibit “B” to the Limited Recourse Receivables Purchase Agreement made between Space Systems/Loral, LLC and ING Bank, N.V.

FORM OF LETTER OF CUSTOMER NOTIFICATION AND CONSENT REQUEST FROM SSL

[CUSTOMER]

Attention:

Re:	Satellite Purchase Agreement[s] dated , for [descriptions of satellite[s]] with Space Systems/Loral, LLC

Dear [                    ],

The purpose of this letter is to provide notice that Space Systems/Loral, LLC (“SSL”) intends to sell its right to receive certain in-orbit performance incentive payments payable by [Customer] under the terms of [the/each] Satellite Purchase Agreement referred to above (the “Orbital Receivables”). Such sale will be made pursuant to a Receivables Purchase Agreement between ING Bank, N.V. (“ING”), the purchaser, and SSL (the “RPA”). ING will enter into a separate participation agreement to sell a fractional interest in the Orbital Receivables to a participant.

The execution of the RPA and the consummation of the sale is expected to occur no later than [                    ]. We will notify you of the consummation of the sale at a later date. We request that you confirm your acknowledgement and unconditional, irrevocable consent to the sale to ING [and waiver of the prohibition on assignment contained in [the/each] Satellite Purchase Agreement referred to above]5 by signing and returning this letter.

Dated this      day of             , 20    .

Space Systems/Loral, LLC

By:
Name:
Title:

cc.:	[MDA]

[5]	To be included where applicable.

EXHIBIT B

ACKNOWLEDGED AND AGREED:

[CUSTOMER]

By:
Name:
Title:

Exhibit “C” to the Limited Recourse Receivables Purchase Agreement made between Space Systems/Loral, LLC and ING Bank, N.V.

FORM OF LETTER OF CUSTOMER NOTIFICATION OF CONSUMMATION OF SALE FROM SSL

[Date]

[CUSTOMER]

[Address]

Attention:

Re:	Satellite Purchase Agreement[s] dated , for [descriptions of satellite[s]] with Space Systems/Loral, LLC

Dear [                    ],

The purpose of this letter is to provide notice that Space Systems/Loral, LLC (“SSL”) has sold its right to receive certain in-orbit performance incentive payments payable by you under the terms of [the/each] Satellite Purchase Agreement referred to above (the “Orbital Receivables”) pursuant to a Receivables Purchase Agreement dated as of September     , 2016, between ING Bank, N.V. (“ING”) and SSL (the “RPA”). You are hereby authorized and directed to continue to make payment in respect of the Orbital Receivables from and after [PURCHASE DATE] until [END DATE FOR ANY ORBITAL RECEIVABLES PAYABLE BEYOND 7 YEARS] to the following account:

[COLLECTION ACCOUNT INFORMATION]

and to continue to make such payments in accordance with the terms and subject to the conditions of [the/each] Satellite Purchase Agreement; provided, that in the event that you receive notice in writing from ING that a Direct Payment Event under the RPA has occurred, you are hereby authorized and directed to make future payment of Orbital Receivables from and after the date of such notice into such bank account as identified by ING in such notice until [END DATE FOR ANY ORBITAL RECEIVABLES PAYABLE BEYOND 7 YEARS].

We request that you confirm your acknowledgement and consent to the foregoing by signing and returning the enclosed Acknowledgement and Consent.

Space Systems/Loral, LLC

By:

EXHIBIT C

Name:
Title:

cc.:	[MDA]

Exhibit “D” to the Limited Recourse Receivables Purchase Agreement made between Space Systems/Loral, LLC and ING Bank, N.V.

FORM OF ACKNOWLEDGEMENT AND CONSENT

[Date]

ING Bank, N.V.

Bijlmerplein 888

1102 MG, Amsterdam

Netherlands

Attn.:    Wim Steenbakkers

Re:	Satellite Purchase Agreement[s] dated , for [descriptions of satellite[s]] with Space Systems/Loral, LLC

Dear Sirs:

With respect to [Customer’s] obligation to pay in-orbit performance incentives (the “Orbital Receivables”) to SSL under the terms of [the/each] Satellite Purchase Agreement[s] referred to above, we hereby acknowledge that SSL has sold such Orbital Receivables and hereby confirm our consent to such sale by SSL to ING Bank, N.V. (“ING”). In connection with the sale, we hereby also consent to the receipt and retention by ING and any participant pursuant to a separate agreement of a copy of [the/each] Satellite Purchase Agreement as set forth in the Document Delivery Protocol attached hereto as Schedule 1.

We hereby agree to continue to make payments in respect of such Orbital Receivables, from and after [PURCHASE DATE] until [END DATE FOR ANY ORBITAL RECEIVABLES PAYABLE BEYOND 7 YEARS], to the following account:

[COLLECTION ACCOUNT INFORMATION]

when due under and in accordance with the terms of [the/each] Satellite Purchase Agreement, ***.

We confirm that this letter is binding and may be relied upon by ING.

[CUSTOMER]

By:

EXHIBIT D

Name:
Title:

Exhibit “E” to the Limited Recourse Receivables Purchase Agreement made between SpaceSystems/Loral, LLC and ING Bank, N.V.

DOCUMENT DELIVERY PROTOCOL

This Protocol sets forth the terms of delivery to the Purchaser or any Participant of hard copies of Satellite Contracts in accordance with the terms of the Receivables Purchase Agreement (capitalized terms used and not otherwise defined being those defined in the Receivables Purchase Agreement).

1. Obligor Consents. The Seller shall request, in the Obligor Notification, each Obligor’s consent in each Letter of Acknowledgement and Consent to the delivery, upon or prior to the sale of Orbital Receivables of each such Obligor pursuant to the Receivables Purchase Agreement, of a hard copy of each Obligor’s Satellite Contract to the Purchaser and any Participant.

•	for those Obligors that consent to delivery at such time, such delivery of a copy is a condition precedent to the sale (export-controlled information excluded)

•	for Obligors that express concerns about such delivery, the Purchaser and any Participant may consent instead to provision of a redacted copy, removing commercially sensitive data

•	for Obligors that are unwilling to consent to delivery at such time, even on a redacted basis, the Satellite Contracts shall be subject to the data room process outlined below.

2. Data Room. A data room providing continuous electronic access to Satellite Contracts not delivered as per the above shall be set up using an acceptable data storage/services company and administered either by an independent third party administrator engaged by the Purchaser or by counsel to the Purchaser, Milbank, Tweed, Hadley and McCloy LLP.

The data storage/services company and the terms of the arrangement for administration are to be reasonably satisfactory to all parties and the costs of storage and administration are to be borne by the Seller and the Guarantor.

3. Access Rights. For those Satellite Contracts that have not been delivered at the time of the sale of the applicable Purchased Orbital Receivables, the Purchaser and any Participant will be entitled to receive a hard copy of the affected Satellite Contract upon the occurrence of a Triggering Event (as specified below) and delivery to the data room administrator of a written statement signed by the Purchaser or any Participant certifying that a Triggering Event has occurred, without the need to provide evidence or other substantiation of the Triggering Event and without the requirement for prior consent of the Seller, the Guarantor or any Obligor. The Purchaser shall, and shall cause any Participant to agree to terms of non-disclosure of the delivered Satellite Contract in form and substance to be reasonably satisfactory to the Seller.

EXHIBIT E

4. Triggering Events. Any of the following:

•	Event of Default under the Receivables Purchase Agreement;

•	audit requirement;

•	as required for compliance with applicable law (including orders, decisions and rulings by governmental authorities, agencies, courts, or other official bodies having jurisdiction over the Purchaser or any Participant);

•	failure of an Obligor to pay any Orbital Receivable giving rise to a claim for default or any enforcement action by the Seller;

•	a determination by the Purchaser (acting reasonably) that the Purchaser or any Participant requires a hard copy of the affected Satellite to protect, enforce or realize the benefit of its Purchased Orbital Receivables under the Receivables Purchase Agreement.